UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 10, 2026

PVH CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-07572	13-1166910
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

285 Madison Avenue, New York, New York	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 381-3500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $1 par value	PVH	New York Stock Exchange
4.125% Senior Notes due 2029	PVH29	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Chief Financial Officer

PVH Corp. (the “Company”) announced on July 14, 2026 that it had entered into an employment agreement (the “Employment Agreement”) dated as of July 3, 2026, pursuant to which Alexis Rollier will be appointed to the position of Chief Financial Officer and join the Company in early September 2026. In his capacity as Chief Financial Officer, Mr. Rollier will replace Melissa Stone, who has served as the Company’s Interim Chief Financial Officer (principal financial officer) since January 1, 2026 and will continue in this capacity through and until September 7, 2026. Ms. Stone thereafter will continue in her role as the Company’s Executive Vice President, Global Financial Planning & Analysis.

Mr. Rollier, age 57, currently serves as Global Chief Operating Officer and Global Chief Financial Officer for Sephora, part of the LVMH Group, a role he has held since 2018. During his 14-year tenure with Sephora, Mr. Rollier took on roles of increasing responsibility including serving as CFO & COO, Americas and later CFO, Europe and Middle East.

There are no arrangements or understandings between Mr. Rollier and any other person pursuant to which he was selected to be an officer of the Company, other than the Employment Agreement. Mr. Rollier does not have any family relationship with any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer, and there are no transactions in which Mr. Rollier has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The disclosure in Item 5.02(e) regarding the Employment Agreement is incorporated by reference into this Item 5.02(c).

(e) Entry into the Employment Agreement

The following is a description of the terms and conditions of the Employment Agreement.

The Employment Agreement provides that Mr. Rollier will serve as Chief Financial Officer of the Company.

Mr. Rollier’s initial base salary will be $850,000 per annum. The base salary will be subject to annual review and upward adjustment in the discretion of the Company’s Board of Directors. Mr. Rollier also will be eligible to participate in the Company’s bonus and stock plans and other incentive compensation programs for similarly situated executives of the Company.

Mr. Rollier will receive an award for the Company’s 2026 fiscal year under the Company’s Performance Incentive Bonus Plan with a threshold bonus opportunity equal to 25% of his base salary, a target bonus opportunity equal to 100% of his base salary and a maximum bonus opportunity equal to 200% of his base salary, prorated for the number of days during the fiscal year that Mr. Rollier is employed by the Company.

Mr. Rollier will be granted equity awards in respect of the Company’s 2027 fiscal year consisting of:

●	performance stock units (“PSUs”) under the Company’s Stock Incentive Plan, as amended (the “Stock Incentive Plan”), with a value at target level performance of approximately $1,150,000, which will vest based on the Company’s performance against the same measures and on the same weighted basis as the annual PSU awards to be granted in 2027 to similarly situated executives; and

●	restricted stock units (“RSUs”) with a value on the grant date of approximately $1,150,000 which will vest at a rate of 25% on each of the first four anniversaries of the grant date.

All the foregoing grants will be made in accordance with the Company’s policies and procedures applicable to the type of award.

Mr. Rollier also will be granted a cash advance of $375,000 to replace the bonus and equity awards held by Mr. Rollier from his current employer that are due to be paid or vest in 2026 that he forfeits upon his resignation from his current employer (the “Make-Whole Cash Advance”). The Make-Whole Cash Advance is subject to repayment in the event of a termination of employment for Cause or voluntary resignation by Mr. Rollier within the 12-month period following Mr. Rollier joining the Company.

Additionally, Mr. Rollier will be granted (i) one-time sign-on awards of RSUs and PSUs with a grant date value of approximately $400,000 each and (ii) a make-whole award of RSUs with a grant date value of $275,000, vesting in equal increments over two years (and otherwise subject to the Company’s standard practices), to replace stock awards held by Mr. Rollier from his current employer that are scheduled to vest in 2027 and 2028 that he forfeits upon his resignation from his current employer (such total grant, the “Make-Whole RSU Award”). The Make-Whole RSU Award will vest at a rate of 50% on each of the first two anniversaries of the grant date.

Mr. Rollier will be eligible to participate in all employee benefit and insurance plans sponsored or maintained by the Company for similarly situated executives of the Company. Mr. Rollier will be eligible to receive the Company’s standard executive-level relocation benefits, subject to the terms and conditions of the Company’s relocation policy. In addition, Mr. Rollier will be entitled to reimbursement of reasonable expenses incurred or paid by Mr. Rollier in the performance of his duties.

The Employment Agreement sets forth Mr. Rollier’s rights to severance upon termination of employment. Mr. Rollier will be entitled to severance only if his employment is terminated by the Company without “cause” or if he terminates his employment for “good reason,” each as defined in the Employment Agreement.

In the event of a termination of employment without Cause or for Good Reason (other than during the two-year period after a “change in control” (as defined in the Employment Agreement)), Mr. Rollier will be entitled, subject to executing a release of claims in the Company’s favor, to an aggregate amount equal to two times the sum of (i) his base salary plus (ii) an amount equal to the bonus that would be payable if “target” level performance were achieved under the Company’s annual bonus plan (if any) in respect of the fiscal year during which the termination occurs (or the prior fiscal year, if bonus levels have not yet been established for the year of termination). This amount will be paid in accordance with the Company’s payroll schedule in equal installments during the two-year period following Mr. Rollier’s termination without Cause or for Good Reason. The Employment Agreement also provides that during the two-year period following Mr. Rollier’s termination of employment without Cause or for Good Reason (other than during the two-year period after a change in control), medical, dental, and life insurance coverage will be continued for Mr. Rollier (and his family, to the extent participating prior to termination of employment), subject to Mr. Rollier executing a release of claims in the Company’s favor and subject to cessation if he obtains replacement coverage from another employer (although there is no duty to seek employment or mitigate damages). Mr. Rollier will be required to pay the active employee contribution, if any, for such coverage.

Mr. Rollier also will be entitled, subject to executing a release of claims in the Company’s favor, to severance upon the termination of his employment by the Company without Cause or by him for Good Reason within two years after a change in control. In either such case, he will receive an aggregate amount equal to two times the sum of (i) his base salary plus (ii) an amount equal to the bonus that would be payable if “target” level performance were achieved under the Company’s annual bonus plan (if any) in respect of the fiscal year during which the termination occurs (or the prior fiscal year, if bonus levels have not yet been established for the year of termination). This amount will be paid in a lump sum, if the change in control constitutes a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” (each within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)). The amount will be paid during the two-year period following Mr. Rollier’s termination of employment without Cause or for Good Reason in substantially equal payments if the change in control does not constitute a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” under Section 409A of the Code. The Employment Agreement provides that during the two-year period following Mr. Rollier’s termination of employment without Cause or for Good Reason within two years after a change in control, medical, dental, life and disability insurance coverages will be continued for Mr. Rollier (and his family, to the extent participating prior to termination of employment), subject to Mr. Rollier executing a release of claims in the Company’s favor and subject to cessation if he obtains replacement coverage from another employer (although there is no duty to seek employment or mitigate damages). Mr. Rollier will be required to pay the active employee contribution, if any, for such coverage.

The Employment Agreement provides that if Mr. Rollier’s receipt of the severance described above would subject him to the excise tax on excess parachute payments under Section 4999 of the Code, his severance would be reduced by the amount required to avoid the excise tax if such a reduction would give Mr. Rollier a better after-tax result than if he had received the full severance amount.

The Employment Agreement also includes certain restrictive covenants in favor of the Company. The covenants include prohibitions during and following employment against Mr. Rollier’s use of confidential information, soliciting Company employees for employment by himself or anyone else, interfering with the Company’s business relationships, and competing against the Company by accepting employment or being otherwise affiliated with a direct competitor of the Company’s primary businesses or products as of the date of termination.

This summary of the Employment Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Employment Agreement attached to this Current Report on Form 8-K as Exhibit 10.1, which is incorporated herein by reference.

Item 8.01. Other Events.

On July 14, 2026, the Company issued a press release announcing that Mr. Rollier has been appointed to the role of Executive Vice President, Chief Financial Officer and will be joining in early September 2026.

The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements And Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Employment Agreement, dated as of July 3, 2026, between PVH Corp. and Alexis Rollier.

99.1	Press Release issued by PVH Corp. on July 14, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 14, 2026	PVH CORP.

	By:	/s/ Mark D. Fischer
Mark D. Fischer
Executive Vice President, General Counsel and Secretary

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